Exhibit 3.4

Ying’ao (Dongguan) Technology Co., Ltd.

Articles of Association

Chapter I General Provisions

Article 1 The Articles of Association is formulated in accordance with the provisions in Company Law of the People’s Republic of China (hereinafter referred to as the Company Law) and relevant laws, administrative regulations and rules.

Article 2 In case of any inconsistency between the articles of the Articles of Association ano laws, administrative regulations and rules, the provisions of laws, administrative regulations and rules shall prevail.

Article 3 The Company is established with the investment of a legal person shareholder, and it is a one person limited liability company solely owned by a legal person.

Chapter II Name and Domicile of the Company

Article 4 Name of the Company: Ying’ao (Dongguan) Technology Co., Ltd.

Article 5 Domicile of the Company: Room 2136, Building 2, No. 119 Dongbao Road, Dongcheng Sub-district, Dongguan City, Guangdong Province.

Postal Code: 523000.

Chapter III Business Scope of the Company

Article 6 Business scope of the Company: General items: development of network and information security software; information technology consulting service; technical service, technology development, technical consultation, technology exchange, technology transfer and technology promotion; software development; technical service of Internet of Things; technology research and development of Internet of Things; computer system service: data processing service; corporate management consulting; information consulting services (excluding licensing information consulting services): socio-economic consulting services; advertising production; advertising release; advertising design and agency; network technical service; retail of computer hardware and software and auxiliary equipment; sales of security equipment; sales of smart home consumer devices; artificial intelligence industry application system integration service; development of artificial intelligence application software; services for Internet of Things application; and professional design services.(Except for the projects subject to approval pursuant to law, business activities shall be carried out independently according to law by virtue of the business license).

If the terms of the company’s business scope are not standardized, those who have been standardized and certified by the registration authority for filing in accordance with the preceding paragraph shall prevail.

When the business scope of the Company is changed, the Company shall go through the change registration with the company registration authority pursuant to law.

Chapter IV Registered Capital of the Company Article

7 Registered capital of the Company: RMB 1 million.

Chapter V Names of Shareholders

Article 8 Name of shareholder: National Holding Investment Co., Ltd.

Domicile: Room 302, Unit 8, Building 2, Block D, Bielai Xinchuang Community, Binhe, Changtu County, Liaoning Province, China

Certificate name: Business License, Certificate No.: 2101111.

Chapter VI Method, Amount and Time of Capital Contribution of Shareholders

Article 9 The shareholders contributes RMB 1 million in cash, and the total subscribed capital contribution is RMB 1 million, which shall be fully paid before December 31, 2050.

Chapter VII Rights and Obligations of Shareholder

Article IO The shareholder shall enjoy the following rights:

(1) To enjoy the rights of asset income, decision-making on major matters and selection of the Company’s management pursuant to law:

(2) To transfer and pledge the equity held in accordance with the Company Law and the Articles of Association of the Company;

(3) To supervise the business, operation and financial management of the Company, and make suggestions or inquiries;

(4) To consult and copy the Articles of Association, minutes of meetings and financial and accounting repo1is;

(5) To enJoy the remammg assets after the liquidation of the Company has completed liquidation;

(6) Other rights prescribed by laws and administrative regulations.

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Article 11 Shareholders shall fulfill the following obligations:

(1) Where the contribution is made in monetary, the contribution in monetary shall be fully deposited into the account opened by the Company in the bank; and where the contribution is made in non-monetary property, the formalities for transferring the property right to the name of the Company shall be handled pursuant to law:

(2) To bear debts to the Company with the amount of capital contribution during liquidation of the Company;

(3) Not to withdraw its capital contribution;

(4) To observe the Articles of Association.

Chapter VIII Organization of the Company and Its Formation Method, Authority and Rules of Procedure

Article 12 The Company will not set up a board of shareholders.

Article 13 The shareholder shall exercise the following functions and powers:

(1) To decide on the business policy and investment plan of the Company;

(2) To select and replace the management of the Company, and decide on matters concerning the remuneration of the Company’s management;

(3) To examine and approve the report of the executive director;

(4) To examine and approve the reports of the supervisor;

(5) To review and approve the annual financial budget plan and final account plan of the Company;

(6) To examine and approve the profit distribution plan and loss making-up plan of the Company;

(7) To make decisions on the increase or decrease of the registered capital of the Company;

(8) To make decisions on the issuance of corporate bonds;

(9) To make decisions on the merger, dissolution, liquidation or change of company form of the Company;

(10) To amend the Aliicles of Association;

(11) To make resolutions on providing guarantee to the Company’s shareholder or actual controllers;

(12) To make resolutions on the guarantee provided by the Company to any other person other than the shareholder or actual controllers of the Company.

When the shareholder makes the preceding decisions, the decisions shall be made in writing and shall be signed by the shareholder and kept in the Company.

Article 14 The Company does not have a board of directors, but has one executive director, who shall be appointed by the shareholder.

A1iicle 15 The executive director shall be responsible to the shareholder and exercise the following functions and rights:

(1) To implement the decisions of the shareholder and re, shareholder;

(2) To decide on the business plans and investment

(3) To formulate the annual financial budget plan Company;

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(4) To formulate the profit distribution plan and loss making-up plan of the Company;

(5) To formulate plans for increasing or decreasing the registered capital of the Company and for issuing corporate bonds;

(6) To formulate plans for merger, change of company form and dissolution of the Company;

(7) To decide the establishment of the Company’s internal management organization;

(8) To decide on the appointment or dismissal of the financial head of the Company and its remuneration according to the nomination of the manager;

(9) To formulate the basic management system of the Company.

Article 16 The term of office of the executive director is three years. Upon expiration of the term of office, the executive director may be reappointed with the consent of the appointing party.

Article 17 The Company has one manager, who is concurrently held by the executive director and appointed by the shareholder.

The manager shall be responsible to the shareholder and exercise the following functions and powers:

(1) To take charge of the production and operation management of the Company, and organize the implementation of the resolutions of the shareholders;

(2) To organize and implement the annual operation plan and investment schemes of the Company;

(3) To draw up the plan for the establishment of the Company’s internal management organization;

(4) To draw up the basic management system of the Company;

(5) To formulate specific rules and regulations of the Company;

(6) To propose to appoint or dismiss the financial head of the Company.

Article 18 The Company does not have a board of supervisors, but has one supervisor, who shall be appointed by the shareholder. Each term of office shall be three years. Upon expiration of the term of office, it may be reappointed with the consent of the appointing party. The executive director and senior management shall not concurrently serve as supervisor.

Article 19 The supervisor shall exercise the following functions and powers:

(1) To examine the financial affairs of the Company;

(2) To supervise the acts of executive director and senior management in the performance of duties of the Company, and put forward proposals for removal of the executive director or senior management who violate laws, administrative regulations, the Articles of Association or the resolutions of the shareholder;

(3) To require the executive director and senior management to make con-ections when their acts harm the interests of the Company;

(4) To pu forward pr posal_s to the shareh lder;

(5) To bnng a lawsmt agamst the executive dlfet_c 01;.. - or mami,lTie]Jt 111 accordance with Article 152 of the Company Law.

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Chapter IX Legal Representative of the Company

Article 20 The legal representative of the Company shall be the executive director.

Article 21 The legal representative shall, on behalf of the Company, exercise the relevant functions and powers prescribed by laws and regulations.

Chapter X Supplementary Provisions

Article 22 The Articles of Association shall come into force as of the date of approval of registration (filing) by the company registration authority.

Article 23 Matters not specified in the Articles of Association shall be implemented m accordance with relevant provisions of the Company Law.

Signature of Legal Representative:

MM/DD/YYYY

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